Exhibit 99.1
Boston Life Sciences, Inc. Complies With NASDAQ Rule Regarding Recently Filed 10-K
Hopkinton, Massachusetts, April 2, 2007 — Boston Life Sciences, Inc. (NASDAQ: BLSI) today announced that the report of the Company’s independent registered public accounting firm regarding the Company’s 2006 financial statements contained an explanatory paragraph regarding the Company’s ability to continue as a going concern. NASDAQ Marketplace Rules require NASDAQ-traded companies to publicly announce if their Annual Report on Form 10-K includes an audit report containing a going concern explanatory paragraph. For further information, please refer to the Company’s Annual Report on Form 10-K filed on April 2, 2007.
About Boston Life Sciences, Inc.
Boston Life Sciences, Inc. (BLSI) is engaged in the research and clinical development of diagnostic and therapeutic products for central nervous system (CNS) disorders. ALTROPANE(R) molecular imaging agent is in Phase III clinical trials for the diagnosis of Parkinson’s Disease (PD) and Phase II clinical trials for the diagnosis of Attention Deficit Hyperactivity Disorder (ADHD). Cethrin(R), a recombinant-protein-based drug designed to promote nerve repair after acute spinal cord injury, has reported positive interim results in a North American Phase I/IIa clinical trial. The company’s research and pre-clinical CNS programs include Inosine for the treatment of spinal cord injury and stroke, a DAT blocker for the treatment of Parkinson’s disease, and a second generation technetium-based molecular imaging agent for PD and ADHD. BLSI’s current research collaborations include Harvard Medical School and Children’s Hospital Boston.
Safe Harbor
Statements in this press release regarding Boston Life Sciences’ future financial performance including statements regarding results of operations and net loss, and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Boston Life Sciences’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Boston Life Sciences’ Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Boston Life Sciences from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Boston Life Sciences’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. Boston Life Sciences assumes no obligations to update the information in this press release.

Contact:	Meredith Patin — 508-497-2360
Boston Life Sciences, Inc.
mpatin@bostonlifesciences.com

Source:	Boston Life Sciences, Inc.